EXHIBIT 10.20
MANAGEMENT SERVICES AGREEMENT
     MANAGEMENT SERVICES AGREEMENT, dated as of July 29, 2005 (this “Agreement”), by and among Clarion Operating, LLC, a Delaware limited liability company (“Clarion”), and SOI Holdings, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company desires that Clarion provide it with certain ongoing advisory and management services, and Clarion desires to render such services to the Company, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
     SECTION 1. Services.
     During the term of this Agreement, Clarion shall provide such Services (as defined below) to the Company and its subsidiaries as shall be mutually agreed upon by the Board of Directors of the Company and Clarion. Such Services may be performed at Clarion’s offices. For purposes of this Agreement, “Services” shall mean bank financing advisory, capital markets financing advisory, accounting/tax advisory, informational technology advisory, insurance advisory, mergers and acquisitions advisory and strategy consulting or any other services that the Company and Clarion mutually agree upon.
     SECTION 2. Compensation for Services.
     In consideration of the Services to be provided in accordance with Section 1, during the term of this Agreement, the Company shall pay Clarion for Services performed by Clarion from time to time on a quarterly basis at Clarion’s customary rates. Clarion shall bill the Company for Services performed for the calendar quarters ending on each of January 1, April 1, July 1, and October 1, and the Company shall make payment within fifteen days of the receipt of such bills, in each case by wire transfer of immediately available funds. Notwithstanding the foregoing, Clarion shall not be required to perform Services with an aggregate value in excess of $400,000 in any calendar year, nor shall the aggregate amount of such payments payable to Clarion during any calendar year exceed $400,000.00.
     SECTION 3. Transaction Fee.
          (a) In addition to the fees charged pursuant to Section 2, the Company will pay Clarion an additional fee for investment banking and advisory services that Clarion provides in connection with any Transaction, equal to 1.5% of the Aggregate Consideration (as defined below) in connection with any Transaction (as defined below) (the “Transaction Fee”) in connection with which Clarion has played a material role in connection with the sourcing, structuring, evaluation, negotiation or closing. The

Transaction Fee shall be payable in a lump sum payment upon the consummation of a Transaction occurring (i) on or prior to the termination of this Agreement or (ii) within one year following the termination of this Agreement if the Company or any of its subsidiaries (collectively, the “SOI Group”) entered into a definitive, binding written agreement for such Transaction prior to the termination of this Agreement or was introduced to a material other party to the Transaction by Clarion.
          (b) As used in this Section 3, the following terms shall have the following meanings:
               (i) “Acquisition” means the acquisition of the capital stock, assets or business of any person or entity, directly or indirectly, by any member of the SOI Group, whether by way of a sale, purchase or exchange of capital stock or assets, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, a reorganization, the formation of a joint venture, partnership or similar entity or any similar transaction.
               (ii) “Aggregate Consideration” means, in connection with a Transaction, the total amount of cash and the fair market value (on the date of payment) of all securities and other property paid or payable, directly or indirectly, by the acquiring party (the “Acquiror”) to the acquired party or the seller of the acquired business or assets (in either case, the “Acquired”), or to the Acquired’s security holders (including, without limitation, amounts paid by the Acquiror or the Acquired (A) pursuant to covenants not to compete, employment contracts, employee benefit plans or other similar arrangements, and (B) to holders of any warrants, stock purchase rights, convertible securities or similar rights of the Acquired and to holders of any options or stock appreciation rights issued by the Acquired, whether or not vested). Aggregate Sale Consideration shall also include the value of any liabilities of the Acquired (including obligations relating to any capitalized leases and the principal amount of any indebtedness for borrowed money) (x) existing on the Acquired’s balance sheet at the time of a Sale or repaid or retired in anticipation of a Sale (if such Sale takes the form of a merger or a sale or exchange of stock) or (y) assumed directly or indirectly by the Acquiror in connection with a Sale (if such Sale takes the form of a sale or exchange of assets).
               (iii) “Sale” means the disposition of any equity securities, assets or businesses of any member of the SOI Group, to one or more unaffiliated third parties, whether by way a sale, purchase or exchange of capital stock or assets, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, a reorganization, the formation of a joint venture, partnership or similar entity, or any similar transaction.
               (iv) “Transaction” means a Sale or Acquisition.
     SECTION 4. Indemnification. (a) None of Clarion, any of its members or affiliates or any of their respective partners, members, officers, directors, stockholders, agents or employees (each, an “Indemnified Party”) shall have any liability to the

Company or any of their affiliates for any services provided pursuant to this Agreement, except as may result from an Indemnified Party’s fraud, gross negligence or willful misconduct.
          (b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any losses, claims, damages, actions, demands, deficiencies, judgments or causes of action or liabilities, including without limitation, reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities based upon, arising out of or otherwise in respect of this Agreement, except as attributable to an Indemnified Party’s fraud, gross negligence or willful misconduct. The provisions of this Section 3 shall survive the termination of this Agreement.
     SECTION 5. Reimbursement.
     The Company shall promptly upon request, and in any event, prior to the termination of this Agreement, reimburse Clarion and its affiliates for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services under this Agreement, including without limitation, travel, lodging and meals.
     SECTION 6. Assignment.
     This Agreement may not be assigned by any party hereto without the written consent of the other party; provided that, Clarion shall be entitled to assign this Agreement to any person that is an affiliate of Clarion, without consent of the other party.
     SECTION 7. Termination.
     The initial term of this Agreement shall be for a period of one (1) year from the date hereof, and shall automatically renew for successive one (1) year terms, unless any party desiring to terminate this Agreement shall provide the other party with written notice of its intention to terminate this Agreement within sixty (60) days prior to the end of the then applicable one (1) year term. Notwithstanding the forgoing, (i) this Agreement may be terminated by Clarion at any time by written notice to the Company, (ii) this Agreement shall terminate automatically at such time as Clarion and its affiliates, collectively, cease to beneficially own, directly or indirectly, at least 5% of the common stock of the Company, and (iii) this Agreement shall not terminate with respect to the payment obligations of the Companies under Section 3 regarding any Transaction Fee owed to Clarion in accordance with the terms of Section 3, until the payment of any such Transaction Fee has been received by Clarion.
     SECTION 8. Notices.
     Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if telecopied, three days after mailing if mailed, and one business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

(a)	if to Clarion:

Clarion Operating, LLC
c/o Clarion Capital Partners, LLC
110 East 59th Street, Suite 2100
New York, New York 10022
Facsimile: (212) 371-7597
Attention: Marc A. Utay

(b)	if to the Company:

Strategic Outsourcing, Inc.
5260 Parkway Plaza Boulevard, Suite 140
Charlotte, NC 28217
Facsimile: (704) 523-2158
Attention: Michael Willson
     SECTION 9. Modification.
     This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by both parties hereto, or their respective successors or assigns.
     SECTION 10. Entire Agreement.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.
     SECTION 11. Severability.
     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.
     SECTION 12. Governing Law.
     THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULES OF SUCH STATE.

     SECTION 13. Successors and Assigns.
     Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.
     SECTION 14. Counterparts.
     This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.
     SECTION 15. Headings.
     Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.
     SECTION 16. Interpretation.
     Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.
     SECTION 17. Waivers.
     No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the party granting the waiver.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

CLARION OPERATING, LLC By: Clarion Capital Partners, LLC its Managing Member
By:	/s/ Marc A. Utay
	Name:	Marc A. Utay
	Title:	Managing Member

SOI HOLDINGS, INC.
By:	/s/ Edmund Fay
	Name:	Edmund Fay
	Title:	President and CEO